CFNB FIRST QUARTER EARNINGS DOWN AS LOWER NON-INTEREST INCOME
OFFSETS 13% INCREASE IN NET INTEREST INCOME

BOARD DECLARES 2015 ANNUAL DIVIDEND OF $0.44 PER SHARE

IRVINE, CALIFORNIA, October 30, 2015 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp” or the “Company”) today announced net earnings of $1.7 million for the first quarter ended September 30, 2015, down 30% from $2.5 million earned during the first quarter of fiscal 2015.  Diluted earnings per share for the first quarter of fiscal 2016 of $0.16 were also down 30% from $0.24 per share reported for the same period of the prior year.

2016 First Quarter Highlights

•         New loan bookings of $66 million were up 160% from prior year, boosting loan portfolio to $281 million at September 30, 2015, up 15% from June 30, 2015 and 81% from September 30, 2014.

•         Total assets reach $760 million at September 30, 2015, up 23% from September 30, 2014 and 4% from June 30, 2015.

•         Total interest income for the first quarter increased 19%, driven by loan growth.

•         2016 first quarter net income declined due to 65% drop in non-interest income related to lower income from leases reaching the end of term during the quarter.

•         Non-performing assets increased to 0.36% of total assets at September 30, 2015 from less than 0.01% maintained for the three years through June 30, 2015.

•         Capital remains strong, with Tier 1 common equity ratio of 28.0%.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, “During the first quarter, CalFirst continued to benefit from higher income from commercial loans and took advantage of opportunities in the market to further expand the portfolio.  The current environment continues to challenge the origination of leases comparable in risk and return to loans, and we are fortunate in our ability to focus on the most attractive alternatives at any point in time.  As interest rates remain historically low, increased funding costs have pinched net interest margins but we were still able to increase net interest income by 13% and lower our non-interest costs by 5%.

“California First National Bank now represents 93% of the Company’s assets and 100% of all loan and lease originations. Given the significance of the Bank within our Company, we have reorganized management and I will assume responsibility as Chief Executive Officer and President of CalFirst Bank, in line with my role at the Company. Leslie Jewett, who has served as President of the Bank since 2011, will assume responsibility as Chief Financial Officer of the Bank in addition to her position as Chief Financial Officer of the Company. These changes were approved by the Boards of both organizations at the Board meeting Thursday, October 29, 2015.

“At the meeting, the Board of Directors of the Company also approved the payment of an annual dividend in the amount of $0.44 per share to be paid on December 15, 2015 to shareholders of record on December 1, 2015. The Board will continue to review its dividend policy on an ongoing basis, and the decision to pay dividends in future periods will depend on a variety of factors including the business, economic and tax environment.”

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending		Quarter Ending
	September 30, 2015		September 30, 2014
(dollars in thousands)	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$69,771	0.18%	$51,003	0.20%
Investment securities	80,852	2.19%	40,377	2.83%
Commercial loans	258,882	3.58%	137,676	3.61%
Net investment in leases	285,329	4.85%	316,662	4.68%
Total interest-earning assets	$694,834	3.60%	$545,718	3.85%
Interest-bearing liabilities
Deposits	$481,858	1.04%	$369,871	0.92%
Borrowings	42,000	0.35%	6,858	0.27%
Total interest-bearing liabilities	$523,858	0.99%	$376,729	0.91%
Net interest spread (1)		2.61%		2.94%
Net interest margin (2)		2.85%		3.22%

1)  Net interest spread is equal to the difference between average yield on interest earning assets and average rate paid on interest-bearing liabilities.

2)  Net interest margin represents net finance income as a percent of average interest earnings assets.

Net Interest Income

Total interest income for the first quarter ending September 30, 2015 increased 19% to $6.3 million from $5.3 million for the first quarter of fiscal 2015. This increase includes a $1.1 million, or 87%, increase in commercial loan income and $161,700 increase in investment income, offset by $243,800 decrease in finance income.

•         The growth in commercial loan income reflected an 88% increase in average loan balances to $258.9 million from $137.7 million for the same period of the prior year, while the average yield declined only 3 basis points to 3.58%.

•         The decrease in finance income was due to a 10% decrease in average lease balances to $285.3 million that offset a 17 basis point improvement in the average yield.

•         The average yield on the combined lease and loan portfolio declined by 11 basis points during the first quarter of fiscal 2016 to 4.25% on an average portfolio that increased 20% to $544.2 million.

•         Finance income during the first quarter of the prior year benefitted from the early termination of several leases that boosted the yield. Excluding the accelerated finance income from last year’s results, the average yield on leases and loans in the first quarter of fiscal 2015 would have been 4.03%, 22 basis points below the average yield earned in the first quarter of fiscal 2016.

•         For the first quarter of fiscal 2016, the average yield on cash and investments of 1.26% was down 11 basis points from the first quarter of fiscal 2015 as average investment balances increased over 100% to $80.9 million, but at average yields that declined 65 basis points to 2.19%, and average cash balances increased 36.8% to $69.8 million, with an average yield down 2 basis points.

During the first quarter of fiscal 2016, interest expense paid increased 51% to $1.3 million from $858,000, reflecting a 39% increase in the average balance of deposits and borrowings to $523.9 million from $376.7 million and 8 basis point increase in average rate paid to 0.99%. The increased interest cost is largely due to a 12 basis point increase in average cost of deposits to 1.04% on a $112 million increase in average deposits, with the total funding cost increase tempered by a $35 million increase in average borrowings at an average rate of 0.35%.

The Company made a $500,000 provision for credit losses during the first quarter of fiscal 2016, which compared to a $275,000 provision made during the quarter ending September 30, 2014. The higher first quarter 2016 provision related to the deterioration in the outlook for one large lease in bankruptcy, as well as growth in the loan portfolio since June 30, 2015. As a result of the foregoing, net interest income after provision for credit losses increased 8% to $4.5 million from $4.1 million for the first quarter of the prior year.

Non-interest income

Total non-interest income for the first quarter of fiscal 2016 decreased by 65% to $896,000 from $2.5 million in the first quarter of the prior year, primarily due to a $1.8 million decrease in income realized on the sale of leased property. The first quarter of 2015 included a gain of $2.1 million from the sale of property on one large transaction reaching the end of term during the quarter and accounted for 80.9% of non-interest income for the period.

Non-interest Expenses

The Company’s non-interest expenses of $2.5 million reported for the quarter ended September 30, 2015 declined by $141,000 or 5% from $2.7 million in the first quarter of fiscal 2015.  The decrease reflected higher deferred origination expenses in the period compared to the prior year, as current period costs otherwise were relatively unchanged.

Leases and Loans

First quarter 2016 loan bookings of $66.0 million increased 160% from $25.4 million booked the prior year, while lease bookings of $25.6 million were down 61% from $65.5 million. Combined, total lease and loan bookings of $91.7 million were up 1% from 2015 first quarter bookings of $90.9 million.

The total lease and loan portfolio at September 30, 2015 increased 14% to $552.1 million from $485.4 million at September 30, 2014, and 2% from $541.8 million at June 30, 2015. Transactions in process increased 30% to $40.8 million, and when including them, total lease and loan assets increased 4% from June 30, 2015. During the first quarter, the credit of a customer in bankruptcy deteriorated and the lease was placed on non-accrual. As a result, non-performing assets increased to $2.8 million, from less than $50,000 at June 30, 2015.

2016 first quarter lease and loan originations were up 41% from the first quarter of fiscal 2015, with the strength from loan originations that more than doubled from the first and fourth quarters of fiscal 2015. First quarter 2016 lease originations were down 24% from the prior year first quarter. The estimated backlog of approved lease and loan commitments of $126.4 million at September 30, 2015 is 10% lower than at September 30, 2014, but up slightly from $125 million at June 30, 2015.

Investment Securities

Investment securities of $79.6 million at September 30, 2015 are down 6% from $84.5 million at June 30, 2015, but up 66% from $47.8 million at September 30, 2014.  The slight decline during the quarter related to the maturity of a corporate bond.

California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties.  The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include expectations regarding backlog of lease and loan commitments and growth in interest income and lease and loan bookings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2015 Annual Report on Form 10-K.

CONTACT:

S. Leslie Jewett

ljewett@calfirstbancorp.com

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three months ended
	September 30,		Percent
	2015	2014	Change
Finance and loan income	$5,777	$4,946	16.8%
Investment interest income	473	311	52.1%
Total interest income	6,250	5,257	18.9%
Interest expense on deposits and borrowings	1,293	858	50.7%

Net interest income	4,957	4,399	12.7%
Provision for credit losses	500	275	81.8%
Net interest income after provision for credit losses	4,457	4,124	8.1%

Non-interest income
Operating and sales-type lease income	143	134	6.7%
Gain on sale of leases and leased property	688	2,360	(70.8)%
Gain on sale of investment securities	23	-	n/a
Other than temporary impairment loss	-	(91)	n/a
Other fee income	42	144	(70.8)%
Total non-interest income	896	2,547	(64.8)%

Non-interest expenses
Compensation and employee benefits	1,741	1,926	(9.6)%
Occupancy	169	158	7.0%
Professional services	184	148	24.3%
Other	437	440	(0.7)%
Total non-interest expenses	2,531	2,672	(5.3)%

Earnings before income taxes	2,822	3,999	(29.4)%
Income taxes	1,098	1,540	(28.7)%
Net earnings	$1,724	$2,459	(29.9)%

Basic earnings per common share	$0.16	$0.24	(29.9)%
Diluted earnings per common share	$0.16	$0.24	(29.9)%

Weighted average common shares outstanding	10,460	10,460
Diluted number of common shares outstanding	10,460	10,460

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000’s)

	September 30,	June 30,	Percent
	2015	2015	Change
ASSETS
Cash and short term investments	$71,908	$60,240	19.4%
Investment securities	79,580	84,546	(5.9)%
Net receivables	2,074	1,174	76.7%
Property for transactions in process	40,795	31,340	30.2%
Net investment in leases	271,419	298,324	(9.0)%
Commercial loans	280,700	243,462	15.3%
Income tax receivable	84	231	(63.6)%
Other assets	4,557	1,564	191.4%
Discounted lease rentals assigned to lenders	8,751	10,193	(14.1)%
	$759,868	$731,074	3.9%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,096	$2,635	93.4%
Income taxes payable, including deferred taxes	12,466	11,944	4.4%
Deposits	497,277	471,906	5.4%
Borrowings	42,000	42,000	0.0%
Other liabilities	3,951	4,178	(5.4)%
Non-recourse debt	8,751	10,193	(14.1)%
Total liabilities	569,541	542,856	4.9%
Stockholders' Equity	190,327	188,218	1.1%
	$759,868	$731,074	3.9%